UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 21, 2015

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130, P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07  Submission of Matters to a Vote of Security Holders.

The 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of 1st Constitution Bancorp (the “Company”) was held on Thursday, May 21, 2015.

There were present at the Annual Meeting in person or by proxy shareholders holding an aggregate of 6,402,126 shares of Company common stock of a total number of 7,147,578 shares of Company common stock outstanding and entitled to vote at the Annual Meeting.

At the Annual Meeting, Charles S. Crow, III was elected as a Class I director of the Company to serve a term of three years to expire at the 2018 Annual Meeting of Shareholders or until his successor is duly elected and qualified.  The results of the election were as follows:

Nominee	For	Withheld	Broker Non-Votes
Charles S. Crow, III	3,827,323	172,359	2,402,444

Directors whose term of office continued following the meeting were William M. Rue, Frank E. Walsh, III, John P. Costas and Robert F. Mangano.

A vote of the shareholders was taken at the Annual Meeting to adopt the 1st Constitution Bancorp 2015 Directors Stock Plan. The proposal was approved by the shareholders, with 3,704,659 shares voting in favor of the proposal and 223,187 shares voting against the proposal. There were 71,836 abstentions and 2,402,444 broker non-votes.

An advisory vote on executive compensation was taken at the Annual Meeting. The proposal was approved by the shareholders, with 3,348,697 shares voting in favor of the proposal and 483,807 shares voting against the proposal. There were 167,178 abstentions and 2,402,444 broker non-votes.

A vote of the shareholders was taken at the Annual Meeting to approve a proposal to ratify the selection of BDO USA LLP as the independent registered public accounting firm of the Company for the Company’s 2015 fiscal year.  The proposal was approved by the shareholders, with 5,820,686 shares voting in favor of the proposal and 181,456 shares voting against the proposal. There were 399,984 abstentions and there were no broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date: May 22, 2014	By:	/s/ STEPHEN J. GILHOOLY
Name: Stephen J. Gilhooly
Title: Senior Vice President, Treasurer and Chief Financial Officer